Exhibit 99.1
COEUR PRICES SALE OF SHARES
Coeur d’Alene, Idaho – September 13, 2005 – Coeur d’Alene Mines Corporation (NYSE: CDE, TSX:CDM), the world’s largest primary silver producer, announced today that it has priced the sale of 9,863,014 shares of its common stock pursuant to an existing shelf registration as filed with the U.S. Securities and Exchange Commission, resulting in net proceeds of $36 million, before offering expenses.
The company intends to use the net proceeds of the offering to fund its previously announced purchase from Perilya Limited (ASX:PEM) of the silver contained at the Broken Hill Mine in Australia.
Deutsche Bank Securities Inc. acted as sole bookrunning manager for the stock sale.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. Copies of the final prospectus supplement and the accompanying prospectus may be obtained from the offices of Deutsche Bank Securities, New York, NY, Attention Syndicate Department.
Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile, Bolivia and Australia
Cautionary Statement
This document contains numerous forward-looking statements within the meaning of securities legislation in the United States and Canada relating to the Company’s silver and gold mining business. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. Operating, exploration and financial data, and other statements in this document are based on information the Company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC and the Ontario Securities Commission, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Scott Lamb, Investor Relations VP, Investor Relations Coeur d’Alene Mines Corporation